       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999
                                                  REGISTRATION NO. 333-
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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                                      FORM S-3
                               REGISTRATION STATEMENT
                                       Under
                             The Securities Act of 1933

                            PLATINUM ENTERTAINMENT, INC.
               (Exact name of registrant as specified in its charter)

            Delaware                              36-3802328
 (State or other jurisdiction of                (IRS Employer
 of incorporation or organization)           Identification Number)

        2001 BUTTERFIELD ROAD, DOWNERS GROVE ILLINOIS 60515, (630) 769-0033
            (Address of Principal Executive Offices including Zip Code)

                                   STEVEN DEVICK
                              2001 BUTTERFIELD ROAD,
                           DOWNERS GROVE, ILLINOIS 60515
                                   (630) 769-0033
             (Name, address and telephone number of agent for service)


                                     COPIES TO:
                               MATTHEW S. BROWN, ESQ.
                               KATTEN MUCHIN & ZAVIS
                             525 W. MONROE, SUITE 1600
                              CHICAGO, IL  60661-3693
                                   (312) 902-5200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

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


------------------------------------------------------------------------------------------------
TITLE OF SECURITIES TO   AMOUNT TO BE   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
    BE REGISTERED         REGISTERED     OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION FEE
                                          PER SHARE (2)        PRICE (2)
------------------------------------------------------------------------------------------------
Common Stock, $.001       5,362,786     See Footnote 2      $35,193,283              $9,784
par value (1)               shares          Below
------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 this Registration Statement also covers the number of shares issuable as a result of the antidilution adjustment provisions of the warrants and the Stock Purchase Agreements.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on July 22, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Preliminary Prospectus Dated July 23, 1999


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                               P R O S P E C T U S
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                                 5,362,786 shares

                                   COMMON STOCK




     The 5,362,786 shares of common stock, $.001 par value, of Platinum Entertainment, Inc. covered by this prospectus may be sold from time to time by the stockholders listed in this prospectus under "Selling Stockholders," or their pledgees, donees, transferees or distributees, or their respective successors in interest. This prospectus relates to the shares that may be issued to certain selling stockholders upon exercise of warrants and certain other shares of common stock held by other selling stockholders that are currently restricted. We will not receive any proceeds from the sale of shares by the selling stockholders, but we will receive the proceeds from the exercise of the warrants by the selling stockholders, unless the selling stockholders opt to exercise their warrants on a cashless basis. See "Use of Proceeds."


                            PTET -- Nasdaq National Market



     INVESTING IN THE SHARES COVERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS THAT BEGIN ON PAGE 4 IN THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               ------------------------




                                    July__, 1999

                               AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can read and copy such reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You can obtain information on the operations of the Commission's Pubic Reference Room by calling 1-800-SEC-0330. The reports, proxy statements and other information that we file with the Commission electronically are available at the Commission's web site at
http://www.sec.gov.   Our common stock is traded on the Nasdaq National
Market. Reports, proxy statements and other information about us also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. We also maintain a website at http://www.PlatinumCD.com.

     We have filed with the Commission a registration statement on Form S-3 (which, together with all amendments and exhibits, is referred to in this prospectus as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is only a part of the Registration Statement. For further information, you should refer to the Registration Statement which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the Commission by the Company and are made a part of this prospectus:

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

          4. Our Current Reports on Form 8-K dated July 1, 1999, and July 19, 1999; and

          5. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All of the documents we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus is deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such copies should be directed to our principal office: Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515, Attention: Secretary (telephone: 630-769-0033).

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "estimate" and "expect" or similar words. You should read statements that contain these words because they (1) discuss our future expectations, (2) contain projections of our future results of operations or of our financial condition, or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially and adversely from the expectations we describe in our forward-looking statements. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

HISTORICAL OPERATING LOSSES

     We have experienced operating and net losses each fiscal year since
inception.   We may continue to incur operating and net losses.  There can be no assurance that we will ever achieve profitable operations or generate significant revenue with our current products and strategy. Our future operating results depend on many factors, including demand for our products, the level of competition, our ability to acquire, develop and market new artists and products and the ability of our officers and key employees to manage our business and control costs.

MANAGEMENT OF GROWTH

     We have grown rapidly and we intend to continue growing in the future. Our rapid growth presents numerous challenges and places significant
additional pressure on our managerial, financial and other resources.   To
manage such growth it is necessary that we continue to implement our strategy and improve our operating systems, attract and train more qualified personnel, integrate acquired businesses and products, and expand our facilities. If we fail to effectively manage our growth, our business, results of operation and financial condition may be materially adversely affected.

RISKS OF INADEQUATE FINANCING

     Successful implementation of our strategy will require continued access to capital. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. We cannot assure that such debt or equity financings will be obtained or that, if obtained, such financing will be on terms that are more favorable to us or sufficient for our needs.

     With respect to our acquisition strategy, we currently intend to finance future acquisitions by using our common stock for all or a portion of the consideration to be paid. In the event that our common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept common stock as consideration for the sale of their businesses, we may be required to utilize more of our cash resources or obtain other financing. If we are unable to obtain sufficient financing, we may be unable to fully implement our acquisition or other strategies.

HIGHLY COMPETITIVE MARKET

     The recorded music industry is highly competitive. We face competition for discretionary consumer purchases of our products from other record companies, entertainment companies and multimedia companies that seek to offer recorded music to the public. The market for pre-recorded music is dominated by five major record companies in the United States (BMG Entertainment, EMI Recorded Music, Sony Music Group, Universal Music Group and Warner Music). Our ability to compete in this market depends largely on:

     - the skill and creativity of our employees and their relationships with artists;
     -    our ability to sign new and established artists and songwriters;
     -    the expansion and utilization of our catalog;
     - the acquisition of licenses to enable us to create compilation packages;
     -    the effective and efficient distribution of our products; and
     - our ability to build upon and maintain our reputation for producing, licensing, acquiring, marketing and distributing high quality music.

     Results and the future success of our sales and marketing efforts through the Internet will be affected by existing competition and by additional entrants to the electronic commerce market. Many of our competitors have significantly longer operating histories, greater financial resources and larger music catalogs. We cannot assure that we will continue to compete successfully with our competitors in the future.

RISKS INHERENT IN THE RECORDED MUSIC INDUSTRY

     The recorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. As a result, we cannot assure the financial success of any particular release, the timing of success or the popularity of any particular artist. We may be unable to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS AND SEASONALITY

     Our results of operations are subject to seasonal variations. In particular, our revenues and operating income are affected by end-of-the-year holiday sales. In accordance with industry practice, we record revenues for music products when the products are shipped to retailers. In anticipation of holiday sales, retailers purchase products from us prior to December. As a result, our revenues and operating income typically decline during December, January and February. In addition, timing of a new release may materially affect our business, financial condition and results of operations. For example, if releases planned for the peak holiday season are delayed, our business, financial results and operating results could be materially adversely affected.

RISKS RELATED TO OUR DISTRIBUTION SYSTEMS

     We distribute pre-recorded music in various formats to traditional retail through Platinum Distribution, one of our proprietary distribution systems, and through the Internet. We distribute our Christian music products through Platinum Christian Distribution, also one of our proprietary distribution systems. We also serve as a distributor for various third party music labels located in the United States and Europe.

     We are significantly dependent on our existing distribution systems, particularly Platinum Distribution, which generated 70% and 83% of our total gross product sales during fiscal 1998 and the quarter ended March 31, 1999, recpectively. We also distributed some of our music products through Universal Music and Video Distribution, however, we have provided Universal with a notification of termination of our distribution agreement. See "Material Changes." Should we encounter difficulty with our existing distribution methods, or are unable to further develop our proprietary distribution systems successfully in the future, our business, results of operation and financial condition may be materially adversely affected.

     We also sell our products through the Internet through our website PLATINUMCD.COM. Revenues from PLATINUMCD.COM are not currently a significant part of our business. The future success of on-line sales and marketing efforts cannot be adequately determined at this time, particularly due to the short history of the electric commerce market and the challenges to the protection of music files transmitted through the Internet. Results will also be affected by existing competition and by additional entrants to the market, many of whom may have substantially greater resources.

RISKS ASSOCIATED WITH HAVING OUR INTELLECTUAL PROPERTY RIGHTS INFRINGED UPON

     We consider our trademarks, copyrights and other similar intellectual property to be a valuable part of our business. To protect our intellectual property rights, we rely upon copyright and trademark laws, as well as confidentiality agreements with our employees and consultants. There can be no assurance that our use of these contracts and the application of existing law will provide sufficient protection from misappropriation or infringement of our intellectual property rights. There can also be no assurance that third parties will not claim infringement by us with respect to others' current or future intellectual property rights. It is also possible that third parties will obtain and use our content or technology without authorization.

RISKS ASSOCIATED WITH PRODUCT RETURNS

     Our products are sold on a returnable basis which is standard music industry practice. We set reserves for future returns of products estimated based on return policies and experience. We expect that our actual return experience will be within standard industry parameters. However, we may experience an increase in returns over our established reserves. If this occurs our business, results of operations and financial condition could be materially adversely affected.

RISKS RELATED TO OUR LICENSING ACTIVITY

     We license the rights to numerous master recordings and compositions from third parties for recording and re-recording of music to produce compilations and to expand our catalog. We also seek to license the rights to our master recordings and compositions to third parties for use in albums, films, and televisions programs for a royalty or a flat fee. These cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity. If these practices change, we cannot assure that we will be able to obtain licenses from third parties on satisfactory terms, or at all, and our business, financial condition and operating results, particularly with respect to compilation products, could be materially and adversely affected.

RISKS RELATED TO OUR ACQUISITION STRATEGY

     While we are not currently a party to any agreements or understandings for any material acquisitions, we expect to continue to seek to acquire master recordings, music publishing rights and other record companies. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

     - We may not be successful in identifying attractive acquisitions. We compete with other companies to acquire master recordings, music publishing rights and other record companies. We expect that this competition will continue, which may inhibit our ability to complete suitable acquisitions on favorable terms.

     - We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to music catalog, publishing rights and other intangible assets we may acquire. This additional debt and amortization expense may materially adversely affect our business, financial condition and results of operations. In addition, acquisitions will require the consent of our current lender and certain financial covenants in our credit agreement may limit our ability to incur debt in connection with acquisitions.

     - We may be unable to successfully integrate acquired businesses and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to successfully integrate acquired businesses, product lines and personnel, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts to integrate or failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key employees and customers.

DEPENDENCE ON KEY PERSONNEL

     Our success depends largely on the skills, experience and efforts of our executive officers and key employees. The loss of the services of Mr. Devick or other members of our senior management, could materially adversely affect our business, financial condition or results of operations. In addition, in large part, our success will depend on our ability to attract and retain qualified management, marketing and sales personnel. We experience competition for qualified personnel with other companies and organizations. Our inability to hire or retain qualified personnel could have a material adverse effect on our business, financial condition or results of operations. We have entered into employment agreements with certain members of our senior management team, including Mr. Devick, Douglas
C. Laux, Chief Operations Officer and Chief Financial Officer, and Thomas R. Leavens, Senior General Counsel and Executive Vice President. We also maintain a key man life insurance policy in the aggregate of $10 million on the life of Mr. Devick.

YEAR 2000 RISKS

     Many existing computer programs use only two digits (rather than four) to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

     We cannot be sure that our efforts to address Year 2000 issues are appropriate, adequate or complete. We have not verified that all of our key business partners are Year 2000 compliant. Any Year 2000 compliance problem of our business operations, our current and any future vendors, distributors or other key business partners could have a material adverse effect on our business, results of operations and financial condition.

ANTI-TAKEOVER CONSIDERATIONS

     Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that may delay, defer or inhibit a future acquisition of us not
approved by the Board of Directors.   This could occur even if our
shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the consent of the Board of Directors. These provisions include: (1) limitations on our stockholders' ability to nominate directors or act by written consent, (2) a staggered Board of Directors and (3) the ability of the Board of Directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. These provisions also could discourage bids for your shares of common stock at a premium and have a material adverse effect on the market price of your shares. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute.

VOLATILITY OF OUR STOCK PRICE

     Our common stock is traded on the Nasdaq National Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors, including quarterly fluctuations in results of operations, timing of product releases, announcements of new products and acquisitions or acquisitions by our competitors, changes in earnings estimates by research analysts, and changes in accounting treatments or principles. The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations could have a material adverse effect on the market price of our common stock. Furthermore, stock prices for many companies, particularly entertainment companies, fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may adversely affect the market price of our common stock.

                                    THE COMPANY

     Our primary business is the production, distribution, marketing and sale of music. Our music products include new releases, typically by artists established in a particular genre, as well as compilations featuring various artists and repackagings of previously recorded music from our master music
catalog and under licenses from third party record companies.   We sell music
products in the form of compact discs, tape cassettes and digital versatile discs (DVDs) mainly to retailers and wholesalers in the United States and internationally. We release music in a variety of genres including classical, urban, adult contemporary, blues, gospel and country on our Intersound Classical, Platinum, River North, House of Blues, CGI Platinum and Platinum Nashville labels.

     Expansion and exploitation of our music catalog and publishing rights is an integral part of our business and growth strategy. We currently own or control a music catalog with more than 13,000 master recordings and add to the catalog through strategic and complementary acquisitions, as well as through the signing of established artists with a history of album sales and new artists. We also target the producers of film, television and video projects as potential licensees of our proprietary and controlled recordings.


     Our catalog contains releases by many established artists including those listed below.


The Beach Boys           Peter Cetera             John Denver         Dionne Warwick
The Blues Brothers       The Band                 Roger Daltrey       Taylor Dayne
Juice Newton             Phoebe Snow              Rick Springfield    Mighty Clouds of Joy
Otis Rush                The Bellamy Brothers     Eddie Rabbitt       Crystal Gayle
Kansas                   T. Graham Brown          George Clinton      Lakeside
Cameo                    Dazz Band                Vickie Winans       Andrae Crouch



     We distribute our products to traditional retail through Platinum Distribution and Platinum Christian Distribution, our proprietary distribution systems, and the Internet. We also serve as a distributor for various third party music labels located in the United States and Europe. We have also increased our international sales efforts by establishing additional licensing agreements as well as production and distribution agreements on a territory-by-territory basis.

     We believe that continued consolidation in the entertainment industry, particularly the largest merger in music history between MCA/Universal and PolyGram, presents significant opportunities for growth for niche music companies like ours, as established artists become available to sign to our labels. We believe that our artist roster of both established and new artists, our music catalog and our expanding proprietary and Internet distribution capabilities positions us to take advantage of the opportunities that may become available due to changes in the music business.

     We were incorporated in Delaware in 1991. Our principal executive offices are located at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and our telephone number is (630) 769-0033.

                                  MATERIAL CHANGES

     On May 28, 1999, PolyGram Group Distribution, Inc. filed an action against Platinum Entertainment, Inc. in the Superior Court of the State of California for the County of Los Angeles captioned POLYGRAM GROUP DISTRIBUTION, INC. -V- PLATINUM ENTERTAINMENT, INC., Case No. B C211091, seeking injunctive relief, restitution, and disgorgement of profits arising out of PolyGram's claim that the distribution agreement between us and PolyGram Group Distribution bars the distribution of our recordings through our own distribution facilities and requires that they be distributed by PolyGram. On June 25, 1999, PolyGram filed an amended complaint that additionally seeks the recovery of an unspecified amount of damages. We have not filed an answer to this complaint. In addition, on July 19, 1999, PolyGram filed an application for a writ of attachment to recover payments claimed due under the distribution agreement. We have rejected earlier demands to cease and desist selling our recording through our own distribution facilities on the grounds that an amendment to the distribution agreement with PolyGram Group Distribution specifically allows us to distribute records through our own distribution company. We will also pursue claims against PolyGram concerning damages incurred in connection with the production of a compilation album by PolyGram entitled "Essential Southern Rock" and for the failure of PolyGram's successor, Universal Music, to properly pay royalties to us pursuant to the terms of a foreign licensing agreement between us and Universal. We have also provided PolyGram with notice of PolyGram's breach of the distribution agreement. In addition, on July 21, 1999, we provided Polygram with a notification of termination of the distribution agreement. Because this litigation is at a very early stage, we are unable to predict its outcome with any accuracy, however, we believe PolyGram's claims are without merit and we intend to vigorously defend this action and pursue our claims against PolyGram.

     For the quarter ended June 30, 1999, we were in violation of one of the financial covenants contained in our bank credit agreement. This violation was waived by the bank in July 1999. Our fiscal 1999 plan, if achieved, would allow us to comply with our financial covenants. However, under the current provisions of the bank credit agreement and based on actual results to date, it is likely that we will be in violation of the same financial covenant for the third and fourth quarters of fiscal 1999. We are currently in negotiations with our lender to amend the bank credit agreement. We believe that based on the increase in value of our investment in musicmaker.com it is likely that we will be able to amend the bank credit agreement on satisfactory terms. Musicmaker.com completed its initial public offering on July 7, 1999, and accordingly, the value of our investment in musicmaker.com increased from $750,000 to $11,184,000 based on the initial offering price of $14.00 per share. The closing trading price of musicmaker.com common stock on July 22, 1999 was $16.50. If an agreement to amend the bank credit agreement is reached on satisfactory terms, we believe we will not be in violation of any financial covenants for the third and fourth quarters of fiscal 1999.

                                  USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus; all of the proceeds will be received by the selling stockholders. See "Selling Stockholders." If and when all or a part of the warrants are exercised and the shares of common stock are issued to the selling stockholders, we will receive the proceeds from the exercise of the warrants by the selling stockholders, unless the selling stockholders opt to exercise their warrants on a cashless basis. Assuming the selling stockholders exercise all of their warrants for cash, we will receive $35,193,283. We will use such proceeds for working capital and other general corporate purposes.

                                SELLING STOCKHOLDERS

     The following table sets forth, as of July 22, 1999, certain information regarding the beneficial ownership of the Company's common stock by each selling stockholder, both before this offering and as adjusted to reflect the sale of the shares of common stock. The shares offered hereby may be offered from time to time in whole or in part by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. Except where otherwise noted, each person named in the following table has, to our knowledge, sole voting and investment power with respect to the shares shown as beneficially owned by such person.


                                                BENEFICIAL OWNERSHIP PRIOR TO                     BENEFICIAL OWNERSHIP
                                                OFFERING                                          AFTER OFFERING (2)
                                                ------------------------------     NUMBER OF     ------------------------------
                                                                      NUMBER OF    SHARES
                                                NUMBER OF SHARES       PERCENT     OFFERED (1)     SHARES                 PERCENT
                                                ----------------       -------     -----------    ---------              -------
MAC Music L.L.C.                                2,016,000(3)           21.6        2,016,000       -                      -
SK-Palladin Partners, L.P                       2,016,000(4)           21.6        2,016,000       -                      -
Steven D. Devick                                1,771,659(5)           20.0        504,167         1,267,492              15.2
Andrew J. Filipowski                            1,033,122(6)           13.2        88,330          944,792                12.3
Craig J. Duchossois                             487,567(7)             6.5         201,667         285,900                3.9
Special Situations Fund III, L.P.               363,563(8)             5.0         236,863         126,700                1.7
Special Situations Private Equity               210,116(8)             2.9         111,450         98,666                 1.3
Fund, L.P.
Special Situations Cayman Fund, L.P.            120,420(8)             1.6         78,954          41,466                 *
Special Situations Technology Fund,             70,899(8)              1.0         46,356          24,533                 *
L.P.
Carl D. Harnick                                 52,900(9)              *           50,000          2,900                  *
William J. Benedict, Jr.                        6,666(10)              *           6,666           -                      -
Michael Lloyd                                   3,333(11)              *           3,333           -                      -
Web Solutions Technology, Inc.                  2,400(12)              *           2,400           -                      -
Robert D. Pappas                                450(12)                *           450             -                      -
Michael L. Vena                                 150(12)                *           150             -                      -
__________________


*    Less than 1%.

(1) Represents the maximum number of shares that may be sold by each of the selling stockholders pursuant to this prospectus.

(2) Assumes the selling stockholders sell all of their shares pursuant to this prospectus. The selling stockholders may sell all or part of their shares.

(3) Represents shares issuable upon the exercise of vested warrants, which were issued to MAC Music L.L.C. ("MAC") in transactions exempt from the registration requirements of the Securities Act. Alpine Equity Partners, L.P. ("AEP, LP") and Maroley Media Group, L.L.C. ("Maroley") are the managing members of MAC. Alpine Equity Partners L.L.C. ("AEP, L.L.C.") is the general partner of AEP, L.P. Robert J. Morgado, a director of the Company is a managing member of Maroley and has the ability to direct the investment and voting decisions of Maroley. As such Mr. Morgado may be deemed to have shared investment and voting discretion with respect to securities beneficially owned by Maroley.

(4) Represents shares issuable upon the exercise of vested warrants, which were issued to SK-Palladin Partners, L.P. ("Palladin") in transactions exempt from the registration requirements of the Securities Act. SK-Palladin Holdings, L.P. ("Palladin Holdings") is the general partner of SK-Palladin Partners, L.P. ("Palladin"). SK-

     Palladin Gen Par, Inc. ("Palladin Gen Par") is the general partner of Palladin Holdings. Mark Schwartz, a director of the Company, is the sole executive officer of Palladin Gen Par in his capacity as Chief Executive Officer, President, Secretary and Treasurer. Mr. Schwartz, in his capacity as the sole executive officer and controlling stockholder of Palladin Gen Par, has discretion to direct the investment and voting decisions of Palladin Gen Par. As such Mr. Schwartz may have shared investment and voting discretion with respect to securities beneficially owned by Palladin Gen Par through Palladin Holdings and Palladin.

(5) Includes 504,167 shares issuable upon the exercise of a vested warrant, which was issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act; if the Company's Series D Preferred Stock is redeemed prior to April 15, 2000, Mr. Devick will be required to return a prorata portion of such warrant (or the equivalent shares of common stock representing shares received upon exercise of such warrant), but in no event shall Mr. Devick be required to return greater than that portion of such warrant exercisable into an aggregate 60,500 shares of common stock. Includes 84,375 shares of common stock underlying a warrant which is currently exercisable. Also includes 940,578 shares underlying stock options that are exercisable within 60 days. Mr. Devick is Chairman of the Board, Chief Executive Officer and President of the Company.

(6) Includes 88,330 shares issuable upon the exercise of a vested warrant, which was issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act; if the Company's Series D Preferred Stock is redeemed prior to April 15, 2000, Mr. Filipowski will be required to return a prorata portion of such warrant (or the equivalent shares of common stock representing shares received upon exercise of such warrant), but in no event shall Mr. Filipowski be required to return greater than that portion of such warrant exercisable into an aggregate 10,600 shares of common stock. Includes 99,067 shares held by Platinum Venture Partners I, L.P. ("PVP I"). Mr. Filipowski is the President, Chief Executive Officer and a stockholder of the general partner of PVP I, and in such capacities may be deemed to have voting and investment power with respect to shares held by PVP I. Mr. Filipowski disclaims beneficial ownership of such shares. Includes 365,625 shares of Common Stock underlying a warrant held in the name of Platinum Venture Partners II, L.P. ("PVP II"), which is currently exercisable. Mr. Filipowski is the President and Chief Executive Officer, a sole director, and a stockholder of the general partner of PVP II and in such capacities may be deemed the beneficial owner with respect to shares held by PVP II. Mr. Filipowski disclaims beneficial ownership of such shares. Also includes 31,900 shares underlying stock options that are exercisable within 60 days. Mr. Filipowski is a director of the Company.

(7) Includes 201,667 shares issuable upon the exercise of a vested warrant, was was issued in transactions exempt from the registration requirements of the Securities Act to this selling stockholder; if the Company's Series D Preferred Stock is redeemed prior to April 15, 2000, Mr. Duchossois will be required to return a prorata portion of such warrant (or the equivalent shares of common stock representing shares received upon exercise of such warrant), but in no event shall Mr. Duchossois be required to return greater than that portion of such warrant exercisable into an aggregate 24,200 shares of common stock. Also includes 35,900 shares underlying stock options that are exercisable within 60 days.
     Mr. Duchossois is a director of the Company.

(8) Includes shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to a Stock Purchase Agreement, dated December 31, 1998 and a Stock Purchase Agreement, dated May 18, 1999.

(9) Includes shares issuable upon the exercise of a vested warrant, which was issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act. Also includes 2,900 shares underlying stock options that are exercisable within 60 days. Carl Harnick is a director of the Company.

(10) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to an agreement for professional services.

(11) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to an agreement for production services.

(12) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to an agreement for website consulting services.

                              PLAN OF DISTRIBUTION

     Any or all of the shares covered by this prospectus may be sold from time to time by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. The selling stockholders may sell all or a portion of the shares held by them from time to time while the registration statement of which this prospectus is a part remains effective. The aggregate proceeds to the selling stockholders from the sale of shares offered by the selling stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the selling stockholders will sell any or all of the shares offered hereby.

     The selling stockholders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, including, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) privately negotiated transactions and
(e) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker or dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Brokers and dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker or dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker's or dealer's commitment to such selling stockholder. Brokers and dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other brokers and dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker and dealers or other financial institutions. In connection with such transactions, broker and dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with brokers and dealers or other financial institutions which require the delivery to such broker or dealer or other financial institution of shares offered hereby, which shares such broker or dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders may also pledge shares to a broker or dealer or other financial institution, and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus.

     The selling stockholders and any broker or dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker or dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

     We are responsible for the expenses incident to the offering and sale of the shares (other than commissions, discounts and fees of underwriters, dealers or agents) in accordance with the agreements pursuant to which registration rights were granted to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares will be passed upon for us by Katten Muchin & Zavis, Chicago, Illinois.

                                      EXPERTS

     The consolidated financial statements of Platinum Entertainment, Inc. appearing in the Platinum Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Platinum Entertainment, Inc.'s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    We have not authorized any dealer, salesman or other person to give any information or to make any representation not contained in or incorporated by reference to this prospectus. This prospectus does not constitute an offer, or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this prospectus or any sale made pursuant to this prospectus, create any implication that the information contained in this prospectus is correct as of any time subsequent to its date.

-----------------------

                TABLE OF CONTENTS


                                                      Page
                                                      ----
AVAILABLE INFORMATION                                   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE         3
RISK FACTORS                                            4
THE COMPANY                                             8
USE OF PROCEEDS                                         8
SELLING STOCKHOLDERS                                    9
PLAN OF DISTRIBUTION                                   10
LEGAL MATTERS                                          11
EXPERTS                                                11



                                  5,362,786 SHARES


                                    COMMON STOCK







                        -----------------------------------

                               P R O S P E C T U S

                        -----------------------------------


                                    July __, 1999

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. We will pay all of these expenses.


          Securities and Exchange Commission registration fee       $7,039
          Accountants fees and expenses                             $1,000
          Legal fees and expenses                                   $1,000
          Miscellaneous expenses                                    $    -
                                                                    ------
                            Total                                   $9,039
                                                                    ------
                                                                    ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of our Third Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the Delaware General Corporation Law and may indemnify our officers to such extent, except that we shall not be obligated to indemnify any such person
(i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. With the approval of our stockholders, we have entered into indemnity agreements with each of our directors and certain of our officers. These agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     In addition, Article X of our Third Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

ITEM 16.  EXHIBITS.


1.1       Third Amended and Restated Certificate of Incorporation of the
          Company, as amended (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended November
          30, 1997 (the "November 1997 10-Q").
1.2 Amended and Restated By-laws of the Company, as amended (Incorporated by reference to Exhibit 3.2 to the November 1997 10-Q).
1.3 Specimen stock certificate representing Common Stock (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 SEC
          File No. 33-80357).
1.4       Warrant to purchase common stock issued to MAC Music L.L.C., dated
          December 12, 1997 (Incorporated by reference to Exhibit 4.4 to the
          November 10-Q).
1.5 Warrant to purchase common stock issued to SK-Palladin Partners, L.P., dated December 12, 1997 (Incorporated by reference to Exhibit 4.3 to the November 10-Q).
1.6       Warrant to purchase common stock issued to Carl D. Harnick, dated
          December 12, 1997 (Incorporated by reference to Exhibit 4.5 to the
          November 10-Q).
1.7       Warrant to purchase common stock issued to Steven D. Devick, dated
          April 15, 1999.
1.8       Warrant to purchase common stock issued to Craig J. Duchossois, dated
          April 15, 1999.
1.9       Warrant to purchase common stock issued to Andrew J. Filipowski, dated
          April 15, 1999.
5 Opinion of Katten, Muchin & Zavis as to the legality of the securities being registered (including consent).
23.1      Consent of Ernst & Young LLP.
23.2      Consent of Katten, Muchin & Zavis (included in Exhibit 5).
24        Power of Attorney (included on the signature page to this Registration
          Statement).


ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or our controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have duly caused this Amendment to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on July 23, 1999.
                              Platinum Entertainment, Inc.

                              By: /s/ STEVEN DEVICK
                                  -----------------------------------------
                                  Steven Devick
                                  CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                  OFFICER

POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities on July 23, 1999.


Signature                           Title
---------------------------------   -----------------------------------
/s/ STEVEN DEVICK                   Chairman, President, and Chief
---------------------------------   Executive Officer) and Director
Steven Devick


/s/ DOUGLAS C. LAUX                 Chief Financial Officer and a
----------------------------------  Director
Douglas C. Laux

                                    Director
----------------------------------
David S. Bauman


/s/ MICHAEL P. CULLINANE            Director
----------------------------------
Michael P. Cullinane

/s/ CRAIG J. DUCHOSSOIS             Director
----------------------------------
Craig J. Duchossois


/s/ ANDREW J. FILIPOWSKI            Director
----------------------------------
Andrew J. Filipowski

                                    Director
----------------------------------
Carl D. Harnick


/s/ GEOFFREY HOLMES                 Director
----------------------------------
Geoffrey Holmes


/s/ PAUL L. HUMENANSKY              Director
----------------------------------
Paul L. Humenansky

                                    Director
----------------------------------
Robert J. Morgado

/s/ MARK J. SCHWARTZ                Director
----------------------------------
Mark J. Schwartz
